                           ASSET PURCHASE AGREEMENT
                           ------------------------


     THIS AGREEMENT made and entered into as of this 23rd day of May, 1995, by and between Datotek, Inc., a Texas corporation ("Datotek"), AT&T Corp., a New York corporation ("AT&T"), and Technical Communications Corporation, a Massachusetts corporation ("TCC").

                              W I T N E S E T H:

     WHEREAS, Datotek is engaged in the telecommunications business (such business, excluding Datotek's Advanced Cellular Privacy Systems business, is hereinafter referred to as "Datotek's Business" or the "Datotek Business"), with its offices at 3801 Realty Road, Dallas, Texas (said offices being hereinafter called the "Datotek Location"); and

     WHEREAS, Datotek wishes to sell, and TCC desires to purchase Datotek's Business and the assets relating thereto as more particularly set forth herein; and

     WHEREAS, AT&T is the owner of all the issued and outstanding capital stock of Datotek.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties intending to be legally bound, agree as follows:

     1.   Assets and Liabilities.
          ----------------------

          1.01  Excluded Assets.  Any assets which are not expressly set forth
                ---------------
in Schedule 1.02 to the Disclosure Letter are excluded from this transaction (the "Excluded Assets").

          1.02  Assets to be Conveyed.  Subject to the terms and conditions
                ---------------------
hereinafter set forth, Datotek shall sell, license transfer, convey and assign to TCC, and TCC will purchase from Datotek, for the consideration hereinafter set forth, on the Closing Date (as hereinafter defined) the assets of Datotek set forth in Schedule 1.02A to the Disclosure Letter. In addition, subject to the terms and conditions hereinafter set forth, Datotek shall sell, license, transfer, convey and assign to TCC the contracts identified in Schedule 3.10 of the Disclosure Letter and the licenses, permits and contracts identified in
Schedule 3.11 of the Disclosure Letter (hereinafter collectively called the "Purchased Assets"). The parties acknowledge that Schedule 1.02A to the Disclosure Letter reflects the Purchased Assets as of April 30, 1995, and subject to the terms and conditions of this Agreement, may be different on the Closing Date.

          In addition, Datotek assigns to TCC all right, title, and interest in and to the copyrights contained in the works set forth in Schedule 1.02(c) to the Disclosure Letter, throughout the world. This assignment includes all moral rights; Datotek waives any moral rights in and to the works set forth in
Schedule 1.02(c) to the Disclosure Letter.

          1.03 TCC's Assumption of Liabilities.  At and conditioned on the
               -------------------------------
Closing, TCC shall assume and agree to pay or otherwise discharge the following:

          (a) all trade accounts payable and warranty reserves of Datotek as of the Closing Date, which are set forth on Schedule 1.03 of the Disclosure Letter, and commissions that relate to contracts set forth in Schedule 3.10 to the Disclosure Letter or accounts receivable, the proceeds of which are received by TCC from any source after the Closing. Schedule 1.03 to the Disclosure Letter reflects the trade accounts payable, warranty reserves and said commissions as of April 30, 1995, and subject to the terms and conditions of this Agreement, may be different on the Closing Date.

          (b) all contractual liabilities and obligations arising under contracts listed in Schedule 1.02 of the Disclosure Letter which have been assigned to TCC;

          (c) all liabilities and obligations relating to the Purchased Assets which (i) are expressly assumed by TCC or (ii) arise from or relate to the Purchased Assets or the operation of the Datotek Business after the Closing Date and which did not result from acts or omissions of Datotek;

          (d) any sales, transfer, excise or use taxes in connection with the purchase by TCC of the Purchased Assets;

          (e) TCC shall not assume nor be liable for any liability of Datotek in respect of:

               (i) Any profit derived from the sale provided for by this Agreement;

              (ii) The preparation or filing of Datotek's tax returns or the payment of any Federal or state income or similar taxes levied, assessed or imposed upon Datotek or its property. Datotek shall assume all liability for the filing and the correctness of all Datotek's income tax returns, and the payment of all taxes reported or to be reported therein;

             (iii) Wages, commissions (except to the extent that such commissions relate to contracts set forth in Schedule 3.10 to the Disclosure Letter or accounts receivable, the proceeds of which are received by TCC from any source after the Closing), bonuses, vacation, severance, and other similar forms of compensation owing to or accrued by Datotek's employees, or any other labor-related obligations or liabilities arising out of any person's employment with Datotek;

              (iv)  Inter-company payables;


               (v)  Real property or leases for real property; or

              (vi)  Datotek's expenses in connection with this transaction; and

          (f) Notwithstanding the agreement to assume liabilities and obligations as provided above, the sole obligation of TCC hereunder shall be to assume and to pay such liabilities and assume such obligations or to indemnify Datotek or AT&T for its failure to so assume and pay the same, and, without limiting the generality of the foregoing, nothing in this Agreement shall be construed as conferring upon any third person, other than the parties hereto and their respective permitted successors in interest and assigns, any right, remedy or claim, under or by reason of this Agreement.

     2.   Purchase Price and Payment.  The purchase price to be paid by TCC to
          --------------------------
Datotek for the Purchased Assets (the "Purchase Price") shall consist of the following:

          (a) On the Closing Date, TCC shall pay Datotek the sum of $4,250,000 by certified check or wire transfer pursuant to wiring instructions furnished by Datotek (the "Closing Purchase Price"). The Closing Purchase Price shall be increased or decreased, as the case may be, at the Closing, dollar-for-dollar by the amount, if any, by which each of the trade accounts receivable, trade payables, inventory, equipment and fixed assets, net of allowances, reserves or depreciation, as the case may be, reflected on Datotek's balance sheet as of December 31, 1994, attached hereto as
     Schedule 1.02B to the Disclosure Letter (the "Balance Sheet") vary from the amounts reflected on the Pro Forma Closing Balance Sheet. In addition, the Closing Purchase Price shall be decreased dollar-for-dollar by the amount of customer deposits reflected on the Pro Forma Closing Balance Sheet (the amount of any such adjustment to the Closing Purchase Price being hereinafter referred to as the "Preliminary Closing Adjustment").

          (b) The Closing Purchase Price shall be further increased or decreased, as the case may be, dollar-for-dollar by the amount, if any, by which each of the trade accounts receivable, trade payables, inventory, equipment and fixed assets, net of allowances, reserves or depreciation, as the case may be, reflected on the Balance Sheet vary from the amounts reflected on the Closing Balance Sheet. In addition, the Closing Purchase Price shall be further increased or decreased, dollar-for-dollar, by the amount by which customer deposits on the Closing Balance Sheet are less than or greater than the amounts shown on the Pro Forma Closing Balance Sheet.The amount of any such adjustments to the Closing Purchase Price being hereinafter referred to as the "Final Post-Closing Adjustment"). Datotek or TCC shall remit to the other, as the case may be, the Final Post-Closing Adjustment within five (5) days after the amount has been determined in accordance with the terms of Section 2(d) hereof.

          (c) On or prior to the Closing, Datotek and TCC shall jointly prepare a pro forma balance sheet of Datotek dated as of April 30, 1995 in accordance with generally accepted accounting principles consistently applied and consistent with Datotek's historical accounting practices, reflecting the Purchased Assets and the Assumed Liabilities (the "Pro Forma Closing Balance Sheet"), which Pro Forma Closing Balance Sheet shall be utilized to compute any Preliminary Closing Adjustments and assist Datotek in the preparation of the Closing Balance Sheet as hereinafter provided.

          (d) For purposes of determining the Post-Closing Adjustment, as soon as practicable after the Closing Date, but in any event within ninety (90) days of the Closing Date, Datotek shall furnish TCC with an audited balance sheet of Datotek as of the close of business on the Closing Date (or a different mutually agreed upon "effective date") reflecting the Purchased Assets and the Assumed Liabilities (the "Closing Balance Sheet"), prepared by Datotek in accordance with generally accepted accounting principles and consistent with Datotek's historical accounting practices, together with all work papers and other materials used by Datotek to prepare the Closing Balance Sheet. Datotek shall permit Arthur Andersen, LLP to review its preparation of the Closing Balance Sheet, if requested by TCC. After TCC receives the Closing Balance Sheet, if TCC does not object to all or any portion thereof by furnishing Datotek a written notice of objection ("TCC Objection Notice"), which TCC Objection Notice shall set forth TCC's objections or questions in reasonable detail, within thirty (30) days after the date of TCC's receipt thereof, then the amounts reflected on the Closing Balance Sheet shall be deemed conclusive and binding upon the parties for purposes of determining the Post-Closing Adjustment. By prior agreement, the method of valuing inventory and fixed assets as stated on the December 31, 1994 balance sheet is accepted by the parties and shall not be subject to dispute. Furthermore, the Closing Balance Sheet shall be adjusted for any damage which may occur to the Purchased Assets after the date of this Agreement but prior to the Closing Date. If, however, TCC objects in a timely manner as aforesaid, then Datotek and TCC shall promptly endeavor to agree on the disputed amounts in the Closing Balance Sheet. If a written agreement as to all disputed amounts has not been reached by Datotek and TCC within fifteen (15) days after the date of Datotek's receipt of TCC Objection Notice, then the matter shall be submitted to a so-called big six accounting firm selected by TCC, reasonably approved by AT&T, and not used by TCC, AT&T or Datotek, whose determination shall be final and binding upon the parties, and whose fees shall be borne equally by Datotek and TCC.

     3.   Warranties and Representations of Datotek and AT&T.  Datotek and AT&T,
          --------------------------------------------------
jointly and severally, represent and warrant to and agree with TCC as follows:

          3.01 Organization and Qualification of Datotek.  Datotek is a
               -----------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is qualified to do business and in good standing in all jurisdictions in which the ownership of assets or the nature and conduct of its business requires such qualification and where the failure to be so qualified might result in a material adverse change in the business, financial condition or prospects of Datotek. Datotek has all requisite power to own its property and to carry on its business as presently conducted, and Datotek has complete and unrestricted power to perform this Agreement and to sell, assign, transfer, convey and deliver all of the Purchased Assets as contemplated by this Agreement except as elsewhere set forth herein and in the attached Schedules.

          3.02 Authority of AT&T.  AT&T has full power, authority and capacity
               -----------------
to enter into this Agreement and to carry out its obligations contemplated hereby.

          3.03 Binding Effect.  This Agreement and all other agreements,
               --------------
documents and instruments executed pursuant hereto are and will be the valid and binding obligations of Datotek or AT&T, as applicable, enforceable in accordance with their terms, and the execution, delivery and performance of this Agreement, and such other agreements, documents and instruments and the transactions contemplated hereunder, have been duly and validly authorized by Datotek's stockholder and Board of Directors.

          3.04 Datotek Financial Statements.  Datotek has delivered to TCC
               ----------------------------
copies of its unaudited financial statements (i.e., balance sheets and statements of income) for (i) the fiscal years ended December 31, 1992, 1993, and 1994 prepared by Datotek (said unaudited financial statements for the fiscal year ended December 31, 1994 is for the "traditional" Datotek Business only) and
(ii) unaudited monthly financial statements for the period January 1, 1995 through the end of the calendar month preceding the Closing (collectively the "Financial Statements"). The Financial Statements, as provided in Schedule 3.04 of the Disclosure Letter, were prepared for internal use. To the best of Datotek's knowledge, they are true, accurate, and complete in all material respects, and present fairly the financial position and results of operations of Datotek (or, in the case of the fiscal year 1994 financial statements, of Datotek's "traditional" Business) as of the respective periods to which they relate, subject to the effect of pushdown accounting and any adjustment as a result of the audit by Coopers and Lybrand and the absence of footnote disclosure.

          3.05 Conflicts.  Except as set forth in Schedule 3.05 of the
               ---------
Disclosure Letter, the execution and delivery of this Agreement and the performance of the transactions contemplated hereby does not constitute a violation of, and is not, a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, or conflict with the terms of the Articles of Incorporation or By-Laws of Datotek, or any contract, lease, indenture, agreement, order, judgment or decree to which Datotek or AT&T is a party or by which any of them is bound or to which any of the Purchased Assets being transferred hereunder are subject and does not violate or constitute a default under any statute, rule, regulation, ordinance, or order, of any governmental, judicial or arbitral body, in each case in a manner which would have a material adverse effect on the Datotek Business, the Purchased Assets or the transactions contemplated by this Agreement.

          3.06 No Undisclosed Liabilities.  Except to the extent reflected or
               --------------------------
reserved against in Datotek's balance sheets of December 31, 1994, or otherwise expressly stated in the Agreement, Datotek as of such dates had no liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise, including without limitation tax liabilities, due or to become due and whether incurred in respect of or measured by Datotek's income for any period prior to such dates, or arising out of transactions entered into or any state of facts existing prior thereto which affect the Purchased Assets or Datotek's Business. The parties making these representations do not know, nor have reasonable grounds to know, of any basis for the assertion against Datotek as of December 31, 1994 of any liability or obligation of any nature which affect the Purchased Assets or Datotek's Business which is not reflected or reserved against in the balance sheet of December 31, 1994.

          3.07 Absence of Certain Changes.  Except for changes relating to or
               --------------------------
arising as a result of the transactions contemplated by this Agreement, or the sale of Datotek's Advanced Cellular Privacy Systems Business, since January 1, 1994, there has not been any damage, destruction or loss materially adversely affecting the Purchased Assets or Datotek's Business, nor any labor trouble, nor any event or condition of any character materially and adversely affecting the Purchased Assets or Datotek's Business, nor any change in Datotek's financial condition, assets, liabilities, or business which has been materially adverse and which affect the Purchased Assets or Datotek's Business; and since January 1, 1994, the Datotek Business has been operated in the ordinary and normal course and there has been no material change in the operation of Datotek's Business. Without limiting the generality of the foregoing, except as set forth in the Financial Statements or Schedule 3.07 of the Disclosure Letter, since January 1, 1994, Datotek has not:

          (a) Sold, leased or otherwise disposed of any of its material property or assets used in the Datotek Business, real, personal or mixed, tangible or intangible, except in the ordinary course of business, or permitted, caused, or allowed any of such properties or assets, to be mortgaged, pledged or subjected to any lien or encumbrance.

          (b) Made any change in accounting principles, methods or practices, payment and processing practices or policies regarding intercompany transactions, except for such changes as were necessary to conform with GAAP.

          (c) Agreed, whether in writing or otherwise, to take any action described in this Section 3.07.

          3.08 Title.  Datotek has, and will transfer to TCC on the Closing
               -----
Date, good, clear, record, merchantable and marketable title to all of the Purchased Assets, free and clear of all liens, encumbrances, and agreements of every kind, nature and description except for the intellectual property being licensed pursuant to the License Agreement set forth in Schedule 8.04(c) of the Disclosure Letter and except as set forth on Schedule 3.08 of the Disclosure Letter.

          3.09 Tangible Property.  Except as set forth in Schedule 3.09 of the
               -----------------
Disclosure Letter, the Purchased Assets listed in Schedule 1.02 of the Disclosure Letter constitute in all material respects all of the assets used and utilized by Datotek in the conduct of Datotek's Business in the normal course. All such assets are in good operating order, repair and condition (reasonable wear and tear excepted) and conform in all material respects to all applicable Federal, state and local laws, ordinances and regulations. Set forth in
Schedule 3.09 of the Disclosure Letter is a list of capital assets and inventory acquired by Datotek on or after January 1, 1995 which total, individually or in the aggregate, more than $10,000.

          3.10 Contracts.
               ---------

          (a) Accurate, correct and complete copies of each written contract and written summaries of each oral contract which is part of the Purchased Assets or Datotek's Business as of April 30, 1995 have been delivered by Datotek to TCC and are identified in Schedule 3.10 to the Disclosure Letter. Prior to the Closing, Datotek will provide to TCC an accurate, correct and complete list, and make available to TCC at Datotek's offices accurate, correct and complete copies, of all written contracts and written summaries of each such oral contract entered into by Datotek from the date hereof through the Closing Date which is part of the Purchased Assets or Datotek's Business.

          (b) Datotek is not in default in the performance of any of its obligations under any of the contracts which are part of the Purchased Assets or Datotek's Business, and all such contracts are in full force and effect. The contracts which constitute part of the Purchased Assets or Datotek's Business have not been impaired by any acts or omissions of Datotek or its agents or employees, and said contracts will not be modified by Datotek or AT&T without TCC's prior written consent.

          3.11 Consents; Transferability.
               -------------------------

          (a) Other than as set forth in Schedule 3.11 of the Disclosure Letter, no notice to, filing with, or consent of, any person is necessary for the consummation by Datotek of the transactions contemplated by this Agreement.

          (b) Subject to obtaining the consents set forth in Schedule 3.11 of the Disclosure Letter, the interest of Datotek in all claims, contracts, licenses and commitments which are part of the Purchased Assets shall not be terminated or defaulted in any manner whatsoever by the consummation of the transactions contemplated hereby, and such claims, contracts, licenses, commitments and assets shall be the property of TCC immediately thereafter (subject to the provisions of Section 5.04 hereof), and TCC shall have all of the right, title and interest which Datotek had available to it prior to the consummation of the transactions contemplated hereby in and to such claims, contracts, licenses, commitments and assets which are part of the Purchased Assets. The interest of Datotek in all claims, contracts, licenses and commitments which are part of the Purchased Assets is sufficient to allow Datotek to operate Datotek's Business, as currently conducted by Datotek.

          (c) Schedule 3.11 of the Disclosure Letter sets forth all licenses, permits and contracts which are part of the Purchased Assets which terminate or become renewable at any time prior to April 30, 1996 and, except as set forth in Schedule 3.11 of the Disclosure Letter, to Datotek's best knowledge, except for purchase orders and purchase contracts that by their nature are not renewable there are no facts or circumstances currently in existence which are reasonably likely to prevent TCC from renewing each such license, permit and contract.


          3.12 Inventory and Receivables.  The inventory which is part of the
               -------------------------
Purchased Assets is adequate and sufficient in all material respects for the conduct of Datotek's Business in the normal course, and all inventories of Datotek are in good, useable, and merchantable condition. The trade accounts receivable of Datotek, including without limitation, the trade accounts receivable set forth on the Financial Statements included as Schedule 3.04 of the Disclosure Letter, and the trade accounts receivable of Datotek as will be set forth in its books and records as of the Closing Date are lawful and valid, have arisen out of transactions in the ordinary course of business, have sufficient consideration, and are not subject to any offset, allowance, credit, refund, counterclaim or similar diminution or discount, whether customary in the trade or otherwise, except to the extent specifically set forth and reserved against on the Closing Balance Sheet.

          3.13 Customers and Suppliers.  Schedule 3.13 of the Disclosure Letter
               -----------------------
sets forth an accurate, correct and complete list (including the name of the customers, gross revenues derived, or purchases made, in the fiscal years ended December 31, 1993 and 1994 and last work date) of the twenty (20) largest customers (in terms of gross revenues) of Datotek, and the ten (10) largest suppliers (in terms of purchases) to Datotek, on a consolidated basis, for each of the fiscal years ended December 31, 1993 and 1994. To the best knowledge of Datotek, no claim has been asserted against Datotek for renegotiation or price redetermination of any contract or receivable constituting part of the Purchased Assets, and there are no facts upon which any such claim currently could be properly based. Except as described in Schedule 3.13 of the Disclosure Letter, to the best knowledge of AT&T and Datotek, there are no written or oral arrangements, agreements or understandings with customers and suppliers which a customer or supplier of Datotek believes will modify the payment, purchase or return terms of Datotek. Except as described in Schedule 3.13 of the Disclosure Letter, Datotek does not have any direct or indirect interest in any customer, supplier or competitor of Datotek, or any person with whom Datotek is doing business.


          3.14 Confidential Information, Secrecy Agreements and Classified
               -----------------------------------------------------------
Information.
- - -----------

          (a) Except as set forth in Schedule 3.14 of the Disclosure Letter, neither Datotek nor AT&T has disclosed any proprietary or confidential information, materials or documents with respect to the Purchased Assets or Datotek's Business (except customary sales literature) to any third party which would permit such party to manufacture the products which are part of the Datotek Business or the Purchased Assets.

          (b) At the Closing, Datotek shall (i) use its reasonable best efforts to obtain approval to disclose to TCC all of its rights and obligations under any secrecy, non-disclosure or non-competition agreements or similar agreements entered into by Datotek with respect to the Purchased Assets or Datotek's Business (the "Secrecy Agreements"); and (ii) assist TCC in obtaining the assignment to it of the Secrecy Agreements. True and complete copies of the Secrecy Agreements for which Datotek has obtained approval shall be furnished to TCC prior to the Closing.

          (c) None of the Purchased Assets requires the use of so-called U.S. or foreign government classified contracts or information, nor, to the best of Datotek's knowledge, information which will not be able to be disclosed to TCC pursuant to confidentiality or Secrecy Agreements.

          3.15 Compliance with Laws.  Except as set forth in Schedule 3.15 of
               --------------------
the Disclosure Letter, Datotek's Business and the Purchased Assets are in compliance in all material respects with all applicable federal, state, local or foreign laws, regulations, orders, judgments and decrees, including without limitation those relating, without limitation, to the environment, anti-competitive practices, discrimination, the Foreign Corrupt Practices Act, the export of goods or services, employment, or health and safety. To the best of Datotek's knowledge, Datotek has not been charged or threatened with, nor is under any investigation with respect to, any charge concerning any such violations.

          3.16 Employees.
               ---------

          (a) Set forth on Schedule 3.16 of the Disclosure Letter attached hereto and made a part hereof is the names of all of Datotek's employees, their rate of compensation, and the job performed or position held by each such person. At TCC's request, Datotek or AT&T will use its reasonable best efforts to assist TCC in hiring any of such employees.

          (b) Datotek shall be responsible for any termination of the employment of all of the employees, shall make all payments to the employees for wages, commissions (except to the extent that such commissions relate to contracts identified in Schedule 3.10 to the Disclosure Letter or accounts receivable, the proceeds of which will be received by TCC from any source after the Closing), bonuses, vacation, severance, and other similar forms of compensation, where applicable, owing to or accrued by the employees prior to and up to the Closing Date, except to the extent that any of the foregoing are being disputed by Datotek in good faith. TCC shall not be obligated to Datotek or any other party for any labor-related or ERISA obligations or liabilities arising out of any person's employment with Datotek.

          (c) There are no pending labor problems of any kind at Datotek's place of business which may affect this transaction or the transfer of the Purchased Assets or Datotek's Business.

          3.17 Litigation.  Except as set forth in Schedule 3.17 of the
               ----------
Disclosure Letter, there is no suit, action or legal, administrative, arbitration or other proceedings of any nature pending, or to the knowledge of Datotek or AT&T threatened, against Datotek or AT&T which affects in any way the legality or validity of this Agreement, the transactions contemplated hereby, or the Purchased Assets or which might materially and adversely affect the enjoyment or use thereof by TCC and there is not any factual basis known to Datotek or AT&T for any such suit, action or proceeding.

          3.18 Taxes.  None of the Purchased Assets are assets that TCC shall be
               -----
required to treat as being owned by another person pursuant to the provisions of
Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or is "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code.

          3.19 Affiliate Contracts.  Except as set forth in Schedule 3.19 of the
               -------------------
Disclosure Letter, Datotek has not entered into, and none of the Purchased Assets made use or consist of, any agreements with officers, directors or employees of Datotek, or affiliates (other than from or as a result of being a wholly-owned subsidiary of AT&T) of any of the foregoing.

          3.20 Licenses and Permits.  Schedule 3.20 of the Disclosure Letter
               --------------------
contains an accurate, correct and complete list (including the name of the licensor, a summary of the license and the date of expiration or renewal), as of the date hereof, of all material licenses and permits (except those included as part of the License Agreement set forth as Schedule 8.04(c) to the Disclosure Letter and except any patent licenses between AT&T and third parties to which Datotek is a beneficiary thereof) which are used in Datotek's Business, as currently conducted by Datotek. All of the licenses and permits set forth in Schedule 3.20 of the Disclosure Letter are valid and in full force and effect and there are no pending or, to the best knowledge of Datotek, threatened proceedings which could result in the termination, revocation, limitation or impairment of any such licenses and permits. Such licenses and permits are sufficient to enable Datotek to own and conduct Datotek's Business, as currently conducted by Datotek.

          3.21 Guaranty of AT&T.  All of the obligations of Datotek to TCC under
               ----------------
this Agreement and under any agreement or document executed in connection herewith shall be guaranteed by AT&T, pursuant to the terms of a guaranty in the form of Schedule 8.04(d) of the Disclosure Letter (the "Guaranty").

          3.22 Insurance.  Datotek's Business and the Purchased Assets are
               ---------
"self-insured" by AT&T.

          3.23 Product Matters.
               ---------------

          (a) All instances of product warranty claims involving amounts in excess of $5,000 per occurrence that have occurred and for which notice has been received by Datotek within the past two (2) years are listed on
     Schedule 3.23 of the Disclosure Letter.

          (b) All instances of product liability matters involving amounts in excess of $5,000 that have occurred and for which notice has been received by Datotek since the date AT&T acquired Datotek are also listed on Schedule
     3.23 of the Disclosure Letter.

          (c) To the knowledge of Datotek, no facts or circumstances exist that would cause a material product warranty claim or product liability matter to occur with respect to Datotek's products sold prior to the Closing for which TCC is responsible.

          3.24 Product Specifications.  To the knowledge of Datotek, Datotek's
               ----------------------
products which are part of the Purchased Assets or Datotek's Business meet all product and/or process specifications that they purport or are required to meet.

          3.25 Distribution, OEM Arrangements, etc.
               ------------------------------------

          (a)  Schedule 3.25 of the Disclosure Letter:

               (i) lists all persons or entities that purchased from Datotek Datotek's products or AT&T-SCS products identified on Appendix A of the exclusive Distribution Agreement attached as Exhibit 8.04(b) (hereinafter the "AT&T-SCS Products") as distributors since January 1, 1992;

              (ii) lists all persons or entities for whom Datotek serves as an original equipment manufacturer ("OEM");

             (iii) lists all persons or entities which serve as a manufacturer's representative for Datotek's products; and

              (iv) describes and sets forth the terms of the arrangement or agreement (written or oral) with each such distributor or manufacturer's representative party for whom Datotek serves as an OEM.

          (b) Except as specifically indicated on Schedule 3.25 of the Disclosure Letter, there are no other persons or entities who have been granted the right to purchase Datotek Products from Datotek for resale or to serve as a distributor of Datotek's Products or granted the right by Datotek to serve as a distributor of AT&T-SCS Products.

          (c) Except as specifically set forth on Schedule 3.25 of the Disclosure Letter, all contracts with Datotek's distributors or manufacturer's representatives and/or parties for whom Datotek serves as an OEM can be terminated by Datotek upon ninety (90) days' notice, with or without cause, without liability, penalty or premium of any nature whatsoever.

          3.26 Intellectual Property.  All intellectual property which is used
               ---------------------
by Datotek in connection with the Purchased Assets or Datotek's Business is identified and licensed in the License Agreement referred to in Section 8.04(c).

          3.27 Limitations on TCC Liabilities.  The parties acknowledge that TCC
               ------------------------------
is only assuming the obligations and liabilities set forth in Section 1.03, and except as explicitly provided for herein, TCC shall not be obligated to Datotek, AT&T or any other party for any claims resulting from lawsuits referenced in this Agreement, labor-related or ERISA obligations, any employee-related or environmental liabilities, or foreign, federal, state income taxes or, except to the extent the liability or obligations arose from or relate to the Purchased Assets or the operation of the Datotek Business after the Closing Date and which did not result from acts or omissions of Datotek.

          3.28 Disclosure.  No representation or warranty made in this Agreement
               ----------
or in any written statement or certificate furnished or to be furnished to TCC pursuant hereto knowingly contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading.

          Disclosure by AT&T or Datotek with respect to any item on the Disclosure Schedule delivered pursuant to this Agreement at or prior to the Closing Date shall be disclosure as to all such items to the extent that the context of such disclosure is sufficient to notify TCC of the disclosure.

     4.   TCC's Warranties and Representations.  TCC represents and warrants and
          ------------------------------------
agrees with Datotek as follows:

          4.01 Organization and Qualification.  TCC is a corporation duly
               ------------------------------
organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has all requisite power to conduct its business and perform the transactions contemplated hereby. TCC is duly qualified to do business and in good standing in each jurisdiction where the conduct of its business or the nature of its assets requires such qualification and where the failure to be so qualified might result in a material adverse change in the business, financial condition or prospects of TCC. TCC has complete and unrestricted power to perform this Agreement, to accept the conveyance of all of the Purchased Assets, and to make all payments and perform all of its obligations as contemplated by this Agreement.

          4.02 Binding Effect.  This Agreement is the valid and binding
               --------------
obligation of TCC enforceable in accordance with its terms and the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized and approved by TCC's Board of Directors.

          4.03 Conflicts.  The execution and delivery of this Agreement and the
               ---------
performance of the transactions contemplated hereby does not, and will not, constitute a violation of, and is not, and will not be, a default under or conflict with the terms of the Articles of Organization or By-laws of TCC, or any contract, lease, indenture, agreement, order, judgment or decree to which TCC is a party or by which it is bound and does not, and will not, to the best of TCC's knowledge, violate or constitute a default under any statute, rule, regulation, order or ordinance of any governmental, judicial or arbitral body, in each case in a manner which would have a material adverse effect on the transactions contemplated by this Agreement.

          4.04 Litigation.  There is no suit, action or legal, administrative,
               ----------
arbitration or other proceeding of any nature pending, or to the knowledge of TCC threatened, against TCC which affects in any way the legality or validity of this Agreement, the transactions contemplated hereby, or the enjoyment or use of the Purchased Assets by TCC, and there is not any factual basis known to TCC for any such suit, action or proceeding.

          4.05 Disclosure.  No representation or warranty made in this
               ----------
Agreement, or in any written statement or certificate furnished, or to be furnished to Datotek or AT&T pursuant hereto knowingly contains any untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained therein not misleading.

     5.   Covenants of Datotek and AT&T.  Datotek and AT&T, jointly and
          -----------------------------
severally, covenant and agree that:

          5.01. Conduct of Business.  Between the date of this Agreement and the
                -------------------
Closing Date, Datotek shall:

          (a) except as specifically consented to and approved by TCC in writing, operate Datotek's Business in the ordinary course, perform all of its obligations, and use its best efforts to preserve for the benefit of TCC all of its customers, clients and suppliers and Datotek's goodwill;

          (b) furnish to TCC, upon request, full information pertinent to any covenant, provision, representation, warranty or condition hereof, or to any matter in connection with Datotek's Business and, at all reasonable times and as often as TCC shall reasonably request, permit any authorized representative designated by TCC to visit and inspect any of Datotek's properties, including its books (and to make extracts therefrom), and to discuss its affairs, finances and accounts with its officers, directors, employees and accountants; and

          (c) promptly upon the occurrence of, or promptly upon AT&T or Datotek becoming aware of the impending or threatened occurrence of any event which would cause or constitute a breach, or would have caused or constituted a breach had such event occurred or been known to AT&T or Datotek prior to the date hereof, of any of the representations and warranties of AT&T or Datotek contained in or referred to in this Agreement, AT&T or Datotek shall give detailed written notice thereof to TCC and shall use its reasonable best efforts to prevent or promptly remedy the same.

          5.02 Negative Covenants.  Between the date of this Agreement and the
               ------------------
Closing Date, AT&T and Datotek shall consult with TCC on a regular basis with respect to all decisions which might affect the Purchased Assets or Datotek's Business and Datotek or AT&T shall not, without the express permission of TCC,

          (a)  conduct Datotek's Business except in the ordinary course; or

          (b) make any purchase, sale or disposition of any asset which is part of the Purchased Assets other than in the ordinary course of business, purchase any capital asset or inventory needed to conduct Datotek's Business or become subject to any liability or obligation costing more than $10,000, or mortgage, pledge, subject to a lien or otherwise encumber any of the Purchased Assets.

          5.03 Acquisition Transactions.  After the date hereof and prior to the
               ------------------------
Closing Date or earlier termination of this Agreement, unless TCC shall otherwise agree in writing, neither AT&T nor Datotek shall initiate, solicit, negotiate, encourage, or provide confidential information to facilitate, and neither AT&T nor

Datotek shall (a) cause any officer, director or employee of, or any attorney, accountant or other agent retained by, Datotek or AT&T and (b) use its best efforts to cause any investment banker retained by Datotek or AT&T, not to initiate, solicit, negotiate, encourage, or provide confidential information to facilitate, any proposal or offer to acquire all or any substantial part of the business and properties of Datotek, or capital stock of Datotek, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof.

          5.04 Consent of Third Parties; Further Assurances.
               --------------------------------------------

          (a) From time to time following the Closing, AT&T and Datotek shall execute and deliver, or cause to be executed and delivered, to TCC such additional instruments of conveyance and transfer as TCC may reasonably request or as may be otherwise necessary to more effectively convey or transfer to, and vest in, TCC and put TCC in possession of, any part of the Purchased Assets.

          (b) Nothing in this Agreement shall be construed as an attempt or agreement to assign any Purchased Asset, including any license, certificate, approval, authorization, agreement, contract, lease, or other right, which by its terms or by law is nonassignable without the consent of third persons unless and until such consent shall be given ("Nonassignable Assets"). AT&T and Datotek agree to cooperate with TCC at its request in endeavoring to obtain such consent promptly; provided, however, that such cooperation shall not require AT&T and Datotek to remain secondarily liable with respect to any Nonassignable Asset. To the extent permitted by applicable law, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as and from the Closing Date, by AT&T and Datotek in trust for TCC and the covenants and obligations thereunder shall be performed by TCC in AT&T's and Datotek's name and all benefits and obligations existing thereunder shall be for TCC's account. Each of AT&T and Datotek shall take or cause to be taken such action in its name or otherwise as TCC may reasonably request so as to provide TCC with the benefits of the Nonassignable Assets and to effect collection of money or other consideration to become due and payable under the Nonassignable Assets, and each of AT&T and Datotek shall promptly pay over to TCC all money or other consideration received by it in respect to all Nonassignable Assets. As of and from the Closing Date, AT&T and Datotek authorize TCC, to the extent permitted by applicable law and the terms of the Nonassignable Assets, at TCC's expense, to perform all the obligations and receive all the benefits of AT&T and Datotek under the Nonassignable Assets and appoint TCC their attorney-in-fact to act in their name, on their behalf with respect thereto.

          5.05  Other Covenants.  AT&T or Datotek shall not make any disclosure
                ---------------
after the Closing Date which would have been in violation of Section 3.14(a) hereof if made prior to the Closing Date.

     6.   Covenants of TCC.  TCC covenants and agrees that:
          ----------------

          (a) promptly upon the occurrence of, and promptly TCC becoming aware of the impending or threatened occurrence of any event which would cause or constitute a breach, or would have caused or constituted a breach had such event occurred or been known to TCC prior to the date hereof, of any of the representations and warranties of TCC contained in or referred to in this Agreement, TCC shall give detailed written notice thereof to AT&T and Datotek and shall use its best efforts to prevent or promptly remedy the same; and

          (b) TCC shall be responsible for customer claims relating to services rendered by Datotek prior to the Closing and customer claims relating to, returns of, or products of Datotek sold and shipped by Datotek prior to the Closing Date which are covered by Datotek's standard warranty or service terms and which are part of the Purchased Assets. AT&T or Datotek shall be responsible for all AT&T initiated product recalls or responses to extraordinary problems (such determination to be made in good faith and in the reasonable opinion of AT&T) relating to services or products of Datotek.

     7.   Termination of Agreement.  At any time prior to the Closing Date, this
          ------------------------
Agreement may be terminated (i) by mutual consent of the parties, (ii) by the nonbreaching party if there has been a material misrepresentation, breach of warranty or breach of covenant by the other party in its representations, warranties and covenants set forth herein, or (iii) by the nonbreaching party if the conditions stated in Section 8 have not been satisfied at or prior to the Closing Date, or (iv) by the nonbreaching party if the Closing Date has not occurred by June 2, 1995 and this Agreement has not been extended by agreement of the parties.

     8.   Closing and Deliveries.
          ----------------------

          8.01 Time and Place.  The date of the closing (the "Closing Date")
               --------------
shall be at 10:00 a.m. on June 2, 1995 or such other date mutually agreed to by TCC and Datotek, and the closing (the "Closing") shall take place at the offices of Posternak, Blankstein & Lund, 100 Charles River Plaza, Boston, Massachusetts 02114.

          8.02 Conditions to TCC's Obligations.  The obligations of TCC to
               -------------------------------
consummate the Closing and the transactions contemplated by this Agreement are subject to the satisfaction (unless waived by TCC) on or prior to the Closing Date of each of the following conditions:

          (a)  Representations and Warranties.  All representations and
               ------------------------------
     warranties of AT&T and Datotek set forth in this Agreement and in any statement, certificate or other instrument delivered to Buyer pursuant hereto shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date.

          (b)  No Adverse Change.  There shall not have been any damage to or
               -----------------
     loss or destruction of any of the Purchased Assets, which had, in the aggregate, a material adverse effect on the Purchase Assets taken as a whole, or any material adverse change in the condition (financial or otherwise) or operations of Datotek's Business.

          (c)  Compliance with Agreement.  AT&T and Datotek shall have performed
               -------------------------
     and complied with all of their respective obligations under this Agreement which are to be performed or complied with by them on or prior to the Closing Date.

          (d)  No Litigation.  No investigation, suit, action or other
               -------------
     proceeding shall be threatened or pending before any court or governmental agency which seeks to restrain or prohibit or obtain damages or other relief in connection with the performance of this Agreement or the consummation of the transactions contemplated hereby.

          (e)  Deliveries.  AT&T and Datotek shall have delivered to TCC all of
               ----------
     the items listed in Section 8.04 hereof.

          8.03 Conditions to AT&T's and Datotek's Obligations.  The obligations
               ----------------------------------------------
of AT&T and Datotek to consummate the Closing and the transactions contemplated by this Agreement are subject to the satisfaction (unless waived by AT&T and Datotek) on or prior to the Closing Date of each of the following conditions:

          (a)  Representations and Warranties.  All representations and
               ------------------------------
     warranties of TCC set forth in this Agreement and in any statement, certificate or other instrument delivered to AT&T and Datotek pursuant hereto shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date.

          (b)  Compliance with Agreement.  TCC shall have performed and complied
               -------------------------
     with all of the obligations under this Agreement which are to be performed or complied with by it on or prior to the Closing Date.

          (c)  No Litigation.  No investigation, suit, action or other
               -------------
     proceeding shall be threatened or pending before any court or governmental agency which seeks to restrain or prohibit or obtain damages or other relief in connection with the performance of this Agreement or the consummation of the transactions contemplated hereby.

          (d)  Deliveries.  TCC shall have delivered to AT&T and Datotek all of
               ----------
     the items listed in Section 8.05 hereof.

          8.04 Deliveries by Datotek and AT&T.  At the Closing, Datotek and AT&T
               ------------------------------
shall deliver to TCC the following:

          (a) Assignment and Bill of Sale and other instruments of assignment and transfer, with full warranty covenants in a form usual and normal and satisfactory to TCC's counsel, covering all of the Purchased Assets to be transferred hereunder.

          (b) The exclusive Distribution Agreement in the form of Schedule 8.04(b) of the Disclosure Letter, executed by AT&T.

          (c) The License Agreement in the form of Schedule 8.04(c) of the Disclosure Letter, executed by Datotek.

          (d) The Guaranty in the form of Schedule 8.04(d) of the Disclosure Letter, duly executed by AT&T.

          (e) The Assumption Agreement in the form of Schedule 8.04(e) of the Disclosure Letter executed by Datotek with respect to all of Datotek's contracts included as part of the Purchased Assets, together with written consents to the assignments thereof to TCC for all such contracts where TCC determines such consents to be required or desirable.

          (f) Certificates of the legal existence, good standing of, and payment of taxes by Datotek issued by the State of Texas.

          (g) Certificates of the votes of AT&T and the Board of Directors of Datotek authorizing, approving, and directing the execution, delivery and performance by Datotek of this Agreement and the transactions contemplated hereby.

          (h) The opinion of AT&T's legal counsel, in the form of Schedule 8.04(h) of the Disclosure Letter.

          (i) The trademark Assignment Agreement in the form of Schedule 8.04(i) of the Disclosure Letter duly executed by Datotek.

          (j)  Written consent to TCC's exclusive use of the name "Datotek."

          (k) An Amendment to the Articles of Incorporation of Datotek, in form suitable for filing with the Secretary of State of the State of Texas, changing the corporate name of Datotek to a name not including the word "Datotek".

          (l) A certificate of each of the Chairman of the Board, President or authorized representative of Datotek and an authorized representative of AT&T as to the provisions of Section 8.02(a).

          (m) The Non-exclusive Distribution Agreement in the form of Schedule 8.04(m) of the Disclosure Letter, executed by

     AT&T.

          (n) Such other and further documents, instruments and certificates not inconsistent with the provisions of this Agreement, executed by Datotek and/or AT&T, as TCC shall reasonably require to carry out and effectuate the purposes and terms of this Agreement and all previously undelivered items required to be delivered by Datotek before the Closing.

          8.05 Deliveries by TCC.  At the Closing TCC shall deliver to Datotek
               -----------------
the following:

          (a) The Purchase Price Payment to Datotek provided for in Section 2 hereof by certified check or wire transfer.

          (b) The exclusive Distribution Agreement and the Non-exclusive Distribution Agreement in the form of Schedule 8.04(b) and Schedule 8.04(m), respectively, of the Disclosure Letter executed by TCC.

          (c) The License Agreement in the form of Schedule 8.04(c) of the Disclosure Letter executed by TCC.

          (d) The Assumption Agreement with respect to the contracts, in the form of Schedule 8.04(e) of the Disclosure Letter, duly executed by TCC.

          (e) Certificate of the votes of the Board of Directors of TCC authorizing and approving this Agreement and the consummation of the transactions contemplated hereby.

          (f) Certificate of legal existence and good standing of TCC issued by the Secretary of State of the Commonwealth of Massachusetts.

          (g) The opinion of Messrs. Posternak, Blankstein & Lund, in the form of Schedule 8.05(g) of the Disclosure Letter.

          (h)  A certificate of the President of TCC as to the provisions of
     Section 8.03(a).

          (i) Such other and further documents, instruments and certificates not inconsistent with the provisions of this Agreement, executed by TCC, as Datotek shall reasonably require to carry out and effectuate the purposes and terms of this Agreement.


     9.   Post-Closing.
          ------------

          (a) AT&T will deliver to TCC copies of Datotek's audited financial statements (i.e., balance sheets as of December 31, 1993 and December 31, 1994 and statements of income, retained earnings, and cash flow for the fiscal years ending December 31, 1992, 1993, and 1994) prepared by Coopers and Lybrand within sixty (60) days after the Closing. AT&T will also deliver to TCC copies of Datotek's unaudited financial statements (i.e., balance sheet as of March 31, 1995 and statemetns of income, retained earnings, and cash flow for the three months ended March 31, 1994 and 1995) within sixty (60) days after the closing. The audited and unaudited financial statements referred to herein will have been prepared in accordance with Form 8-K of the Securities and Exchange Commission and any applicable rules and regulations thereto, will have been prepared in accordance with generally accepted accounting principles, will be true, accurate and complete in all material respects, and will present fairly the financial position, results of operations, retained earnings, and cash flows of Datotek as at the respective dates and for the respective periods to which they relate. The auditors' opinion relating to the audited financials referred to herein must be unqualified. AT&T acknowledges that TCC is a public company, is required to file Form 8-K in connection with this transaction, and that such financial statements are required to be filed with the Securities and Exchange Commission pursuant to Form 8-K.

          (b) Subsequent to the Closing Date, TCC shall have the right and authority to collect all receivables and other items transferred and assigned to it by Datotek hereunder and to endorse the name of Datotek on any checks received on account of such receivables or other items, and Datotek and AT&T each agree that it will promptly transfer or deliver to TCC from time to time, any cash or other property that Datotek or AT&T may receive with respect to any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character or any other items required to be transferred by it to TCC pursuant to the provisions hereof. TCC agrees that it will promptly deliver to Datotek or AT&T any property belonging to Datotek or AT&T that TCC may receive which are not part of the Purchased Assets.

     10.  Preservation of Books and Records.  For a period of seven (7) years
          ---------------------------------
after the Closing Date, TCC will preserve the books and records of Datotek delivered to it, and Datotek shall similarly make available to TCC any records which TCC permits Datotek to retain. Each party will make such books and records available to the other party at all reasonable times and permit the other party to make extracts from or copies of all such records.

     11.  Non-Competition Agreement.  In order to induce TCC to purchase the
          -------------------------
Purchased Assets and Datotek Business pursuant to this Agreement, each of Datotek and AT&T agrees to the following restrictive covenants and agreements, which covenants are not severable from the purchase and sale of the Purchased Assets and Datotek Business hereunder and which are included to protect the value of the Purchased Assets and Datotek Business and to insure to TCC the benefit of the full value thereof. Accordingly, each of Datotek (which term shall include any successor, parent, subsidiary or affiliated legal entity of Datotek for the purposes of this Section 11) and AT&T agrees that it will not, at any time for a period of five (5) years after the Closing Date, directly or indirectly, own, manage, operate, join, control or participate in, or be connected as a partner, joint venturer, contractor, or otherwise in any manner with any business engaged in the design, manufacture or sale of the products set forth in Schedule 11 of the Disclosure Letter. Each of AT&T and Datotek further agrees that it will not license Technical Information as that term is defined in the License Agreement set forth in Schedule 8.04(c) to the Disclosure Letter to any party other than TCC for the purpose of manufacturing the products set forth in Schedule 11 of the Disclosure Letter. Datotek further agrees that it will no longer be engaged, directly or indirectly, in any business providing security or encryption for telecommunications products or services. Notwithstanding the foregoing, AT&T may continue to develop, manufacture and market other secure communications products or services not set forth in said Schedule. Without limiting the generality of the foregoing, and within the time periods hereinbefore set forth, Datotek and AT&T agree that they shall not for any purpose whatsoever use the name "Datotek" or any combination thereof, except for the benefit of TCC, and then only in accordance with the directions from time to time of the Board of Directors of TCC. Each of Datotek and AT&T acknowledges and agrees that the remedy at law for any breach or threat of breach of the foregoing agreements by it will be inadequate and that TCC shall be entitled to injunctive relief in addition to any rights or remedies available to it for any breach or threat of breach hereof. The foregoing covenants shall be deemed to be severable and if the same be held invalid by reason of length of time or area or scope covered, or all of them, each of Datotek and AT&T agrees that such length of time or area or scope covered, or any of them, shall be reduced to the extent necessary to cure such invalidity and the provisions hereof shall be enforceable to the fullest extent permitted by law.

          Notwithstanding any other provision of this Agreement, AT&T and McCaw Cellular Communications Inc. shall be free to fulfill their obligations to offer common carrier tariffed and cellular communications services to any party, including any competitors of TCC, and such services may include the technical and marketing support that customarily accompanies such services. In addition, nothing herein shall be construed to limit or restrict the rights of each party to quote, offer to sell, lease or license or to sell, lease or license or resell (including providing necessary support to resellers) to any other party any products and/or services which are regularly offered for sale and which are not unique to this Agreement.


     12.  Survival of Representations.
          ---------------------------

          12.01 Survival of Representations.  All representations, warranties,
                ---------------------------
covenants, obligations and agreements made by any party in this Agreement, in the Disclosure Letter, or any materials or documentation delivered by either party to the other party pursuant to this Agreement are material, shall be deemed to have been relied upon by the other party, and shall survive the Closing, regardless of any investigations, and shall not merge in the performance of any obligation by either party hereto; provided, however, that any claim for a breach of any representation, warranty, agreement, covenant or obligation must be made within one full calendar year after the Closing Date; provided, further, however, with respect to any claim for indemnity on account of a tax liability, a claim by a taxing authority, employment liabilities, or environmental liabilities claims must be made within the applicable statute of limitations, plus any extensions under applicable law, plus thirty (30) days.

          12.02 Statements as Representations.  All statements by TCC, Datotek
                -----------------------------
or AT&T contained in any certificate, the Disclosure Letter, list, document or other writing delivered pursuant to this Agreement shall be deemed representations and warranties within the meaning of Section 12.01 hereof.


     13.  Indemnification/Claims Resolution - Datotek & AT&T.
          --------------------------------------------------

          13.01  Indemnification by Datotek and AT&T.  Datotek and AT&T, jointly
                 -----------------------------------
and severally, shall indemnify TCC and hold TCC harmless at all times after the Closing Date against and in respect of any of the following:

          (a) Any and all liabilities and obligations of, or claims against, TCC with respect to the Purchased Assets being purchased by TCC hereunder or related to Datotek's Business other than (i) as expressly assumed by TCC under or pursuant to the terms of this Agreement or (ii) which arose from or relate to the Purchased Assets or the operation of the Datotek Business after the Closing Date and which did not result from acts or omissions of Datotek,

          (b) Any and all damage or deficiency resulting from any misrepresentation, breach of warranty, or non-fulfillment of any obligation on the part of Datotek or AT&T under this Agreement or Disclosure Letter to this Agreement or from any misrepresentation in or omission from any Disclosure Letter to this Agreement, certificates or other instrument furnished to TCC hereunder, or pursuant hereto,

          (c) Any and all damages or losses resulting from any breach by, or default of, Datotek under any contract assigned to TCC pursuant to this Agreement,

          (d) Any and all damage or deficiency resulting from any lien or encumbrance against the Purchased Assets being transferred to TCC pursuant hereto arising after the Closing Date out of, or based upon, any claim against Datotek or AT&T not expressly assumed by TCC pursuant hereto, and

          (e) All demands, assessments, judgments, costs, and legal and other expenses arising from or in connection with any action, suit, proceeding or claim incident to any of the foregoing.

          13.02  Reimbursement and Offset.  Subject to the provisions of Section
                 ------------------------
13.03 below, TCC shall be reimbursed by Datotek and AT&T, and each of them, on demand for any payment made by it or any loss, damage, cost or expense suffered by it at any time after the Closing Date with respect to any liability or claim to which the foregoing indemnity relates (without regard to the after tax effect upon TCC of any such payment, loss, damage, cost or expense). In addition, TCC shall have the right to set off and deduct any payment made by it or loss suffered by it with respect to any liability or claim to which the indemnity provided for in Section 13.01 above relates against the amount of any obligation of TCC to Datotek and/or AT&T, and their respective heirs, executors, administrators, successors and assigns, whether under this Agreement, any agreement executed pursuant hereto or otherwise.

          13.03  Claims.  Should any claim be made by a person not a party to
                 ------
this Agreement with respect to any matter to which the indemnity under Section
13.01 relates, TCC shall give Datotek and AT&T prompt written notice of any such claim. Notice shall in all events be considered prompt if given (a) no later than thirty (30) days after TCC learns of the facts upon which it will claim such indemnification or (b) earlier, if necessary to allow for sufficient time for AT&T and Datotek to exercise its rights pursuant to this Paragraph. Datotek and AT&T shall thereafter defend or settle any such claim, at their sole expense, on their own behalf and with counsel of their own choosing, which counsel shall be reasonably satisfactory to TCC. In such defense or settlement of any claim, TCC shall cooperate with and assist Datotek and AT&T to the maximum extent reasonably possible and may participate therein with its own counsel. TCC's written consent shall be a requirement to a settlement or disposition thereof, if such settlement or disposition shall result in any liability to, equitable relief against or material adverse business effect on TCC, which consent shall not be unreasonably withheld. Any payment resulting from such defense or settlement, together with the total expense thereof, shall be binding on Datotek and AT&T, for the purposes of this Section 13. Failure to give prompt notice shall not constitute a defense, in whole or in part, to any claim for indemnification by TCC, except only to the extent that such failure by TCC shall result in a material prejudice to Datotek or AT&T. Notwithstanding the foregoing, if Datotek and AT&T do not assume defense of a claim, TCC may, after not less than thirty (30) days written notice to Datotek and AT&T, contest, compromise or settle such claim in the exercise of reasonable judgment, provided, however, that the consent of AT&T and Datotek shall be required if such compromise or settlement shall result in any liability to, equitable relief against or material adverse effect on AT&T and Datotek, which consent shall not be unreasonably withheld.

          13.04 The indemnification provided for hereunder shall be the sole and exclusive remedy after the Closing Date for damages available to the parties to this Agreement for breach of any of the terms, conditions, representations or warranties contained herein or any right, claim or action arising from the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, TCC expressly waive, release, and agree not to make any claim against AT&T and Datotek, except for indemnification claims made pursuant hereto, for the recovery of any cost damages, whether directly or by way of contribution.

          Notwithstanding anything contained in the Agreement to the contrary, no party shall be liable to any other party for indirect, special, punitive or consequential loss or damage (including any loss of revenue or profit) arising out of this Agreement. All parties shall mitigate their damages.

     14.  Indemnification/Claims Resolution - TCC.
          ---------------------------------------

          14.01  Indemnification by TCC.  TCC shall indemnify Datotek and AT&T
                 ----------------------
and hold Datotek and AT&T harmless at all times after the Closing Date against and in respect of any of the following:

          (a) Any and all liabilities and obligations of Datotek and AT&T arising after the Closing Date and expressly assumed by TCC under this Agreement and/or under the contracts assigned to and assumed by TCC under
     Section 3.10 of this Agreement.

          (b) Any and all damage or deficiency resulting from any misrepresentation, breach of warranty, or non- fulfillment of any obligation on the part of TCC under this Agreement or the Disclosure Letter to this Agreement or from any misrepresentation in or omission from any Disclosure Letter to this Agreement, certificates or other instrument furnished to Datotek and AT&T hereunder, or pursuant hereto ,

          (c) Any and all damages or losses resulting from any breach by, or default of, TCC under any contract assigned to TCC pursuant to Section 3.10 hereof,

          (d) All demands, assessments, judgments, costs, and legal and other expenses arising from or in connection with any action, suit, proceeding or claim incident to any of the foregoing.

          14.02  Reimbursement and Offset.  Subject to the provisions of Section
                 ------------------------
14.03 below, AT&T or Datotek shall be reimbursed by TCC, on demand for any payment made by them or any loss, damage, cost or expense suffered by them at any time after the Closing Date with respect to any liability or claim to which the foregoing indemnity relates (without regard to the after tax effect upon AT&T or Datotek of any such payment, loss, damage, cost or expense). In addition, AT&T or Datotek shall have the right to set off and deduct any payment made by it or loss suffered by it with respect to any liability or claim to which the indemnity provided for in Section 14.01 above relates against the amount of any obligation of TCC to Datotek and/or AT&T to TCC, and their respective heirs, executors, administrators, successors and assigns, whether under this Agreement, any agreement executed pursuant hereto or otherwise.

          14.03  Claims.  Should any claim be made by a person not a party to
                 ------
this Agreement with respect to any matter to which the indemnity under Section
14.01 relates, AT&T shall give TCC prompt written notice of any such claim. Notice shall in all events be considered prompt if given (a) no later than thirty (30) days after AT&T or Datotek learns of the facts upon which it will claim such indemnification or (b) earlier, if necessary to allow for sufficient time for TCC to exercise its rights pursuant to this Paragraph. TCC shall thereafter defend or settle any such claim, at its sole expense, on its own behalf and with counsel of its own choosing, which counsel shall be reasonably satisfactory to AT&T and Datotek. In such defense or settlement of any claim, AT&T and Datotek shall cooperate with and assist TCC to the maximum extent reasonably possible and may participate therein with its own counsel. AT&T and Datotek's written consent shall be a requirement to a settlement or disposition thereof, if such settlement or disposition shall result in any liability to, equitable relief against or material adverse business effect on AT&T and Datotek, which consent shall not be unreasonably withheld. Any payment resulting from such defense or settlement, together with the total expense thereof, shall be binding on TCC, for the purposes of this Section 14. Failure to give prompt notice shall not constitute a defense, in whole or in part, to any claim for indemnification by AT&T and Datotek, except only to the extent that such failure by AT&T and Datotek shall result in a material prejudice to TCC. Notwithstanding the foregoing, if TCC does not assume defense of a claim, AT&T and Datotek may, after not less than thirty (30) days written notice to TCC, contest, compromise or settle such claim in the exercise of reasonable judgment, provided, however, that the consent of TCC shall be required if such compromise or settlement shall result in any liability to, equitable relief against or material adverse effect on TCC, which consent shall not be unreasonably withheld.

          14.04 The indemnification provided for hereunder shall be the sole and exclusive remedy after the Closing Date for damages available to the parties to this Agreement for breach of any of the terms, conditions, representations or warranties contained herein or any right, claim or action arising from the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, TCC expressly waives, releases, and agrees not to make any claim against AT&T or Datotek except for indemnification claims made pursuant hereto, for the recovery of any cost damages, whether directly or by way of contribution.

          Notwithstanding anything contained in the Agreement to the contrary, no party shall be liable to any other party for indirect, special, punitive or consequential loss or damage (including any loss of revenue or profit) arising out of this Agreement. All parties shall mitigate their damages.

     15.  Repurchase of Certain Accounts Receivable.
          -----------------------------------------

          15.01  With respect to the trade accounts receivable set forth in
Schedule 15 of the Disclosure letter, Datotek and AT&T hereby agree to repurchase such accounts after the date indicated, provided that in each case TCC has used reasonable efforts (such efforts not to include retaining collection firms, attorneys, etc) to collect such account.

          15.02 In each case, TCC shall be paid the full face amount of any such account receivable, less any proceeds received by TCC since the Closing Date.

     16.  Limitation on Claims.  TCC shall be entitled to payment to the extent
          --------------------
that (a) any individual claim is equal to at least $1,000, and (b) the aggregate amount of all claims for exceeds $10,000. Notwithstanding anything to the contrary set forth herein or in any of the agreements entered into pursuant to this Agreement, no party shall be entitled to indemnification or payment pursuant to Sections 13, 14, 15 or 16 hereof or pursuant to the License Agreement referred in Section 8.04(c) hereof in excess of $2,250,000 with the indemnification under this Section reduced dollar for dollar by any payments TCC receives (either from customers, AT&T or Datotek) under Section 15.

     17.  Brokerage.  Each party represents and warrants to the other that it
          ---------
has not engaged the services of any broker or finder hereunder in connection with the transactions provided for in this Agreement and agrees to indemnify and hold the other party harmless against any claims for brokers' or finders' fees or compensation in connection with the transaction herein provided for by any person, firm or corporation claiming a right to same because of having been engaged by or having served such party.

     18.  Public Announcements.  TCC, AT&T and Datotek will consult with each
          --------------------
other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement without the consent of the other such party as to the form, content, dissemination and timing thereof. Notwithstanding anything to the contrary in this Section 18, TCC shall not be restricted from making any public announcement or preparing and filing any disclosure report which it determines to be necessary to comply with its disclosure obligations under any Federal or state securities laws.

     19.  Miscellaneous Provisions.
          ------------------------

          19.01  Expenses.  Except as otherwise expressly provided herein, TCC
                 --------
shall be responsible for its own fees and expenses, and AT&T shall be responsible for Datotek's and AT&T's fees and expenses, in connection with the execution and delivery of this Agreement and the performance of their obligations hereunder.

          19.02  Benefit.  This Agreement shall be binding upon and inure to the
                 -------
benefit of the parties hereto, and their respective heirs, executors, administrators, successors and assigns. This Agreement may not be assigned by Datotek or AT&T. TCC shall have the right to assign this Agreement and its obligations, rights and benefits pursuant to this Agreement to any subsidiary or affiliate.

          19.03  Notice.  All necessary notices, payments, demands and requests
                 ------
shall be in writing and shall be deemed duly given if mailed by certified mail, postage prepaid, return receipt requested, by nationally recognized overnight courier or delivered by hand with receipt acknowledged in writing, and addressed as follows:

     IF TO DATOTEK:      Datotek, Inc.
                         3801 Realty Road
                         Dallas, Texas 75244-4376
                         Attention:  Richard Bowers
                           and Thomas A. Brooks


     IF TO AT&T:         AT&T
                         10 Independence Blvd.
                         Room 4A71
                         Warren, New Jersey 07054
                         Attention:  William Osl


     WITH A COPY TO:     AT&T Law Division
                         8403 Colesville Road
                         Silver Spring, Maryland  20910
                         Attention:  Nathaniel Friends


     IF TO TCC:          Technical Communications Corporation
                         100 Domino Drive
                         Concord, Massachusetts
                         Attention:  Philip A. Phalon


     WITH A COPY TO:     Lawrence A. Kletter, Esq.
                         Posternak, Blankstein & Lund
                         100 Charles River Plaza
                         Boston, MA 02114

     Either party may change its address for notice by giving notice of change of address in the manner set forth above.

          19.04  Headings.  The headings of the Sections of this Agreement are
                 --------
for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meanings of the parties.

          19.05  Tax Reporting.  The parties hereto agree and acknowledge that
                 -------------
the determination of the price for each of the Purchased Assets being sold by Datotek to TCC, and the price of the Distribution Agreement and License Agreement, as set forth in this Agreement, is the result of arms-length negotiations between the parties, and the parties agree and warrant and represent to each other, that their respective tax returns and those of any parent, subsidiary or affiliated entity shall report the transactions contemplated by this Agreement in accordance with the characterization and allocated prices of the various assets set forth in this Agreement. TCC and Datotek will (a) mutually agree within ninety (90) days from the Closing Date upon an allocation (the "Allocation") of the purchase price (as determined for tax purposes) among the Purchased Assets, the covenant not to compete set forth in Section 11 and any agreements contemplated by this Agreement, in accordance with the provisions of Section 1060 of the Code and the Treasury regulations thereunder and (b) cooperate in the preparation of IRS Form 8594 (which shall be derived from the Allocation) for timely filing in each of their respective federal income tax returns. Unless otherwise prohibited by law, all federal, state and local, and foreign tax returns of TCC, Datotek and their affiliates shall be filed consistently with the Allocation and neither party will take any positions inconsistent with such Allocation.

          19.06  Entire Agreement.  This Agreement, together with the Disclosure
                 ----------------
Letter, sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings with respect hereto. This Agreement and said Disclosure Letter may not be amended, changed or modified except by a written instrument duly executed by the parties hereof which references this Agreement.

          19.07  Governing Law.  This Agreement shall be governed by, and
                 -------------
construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts. The parties hereto consent to the jurisdiction of the courts of the Commonwealth of Massachusetts and the United States District Court for Massachusetts, as well as the jurisdiction of all courts from which an appeal may be taken from such courts, for the purposes of any suit, action or other proceeding relating to this Agreement or with respect to any transaction contemplated hereby, and expressly waive any and all objections the parties hereto may have as to the venue of such courts to settle or adjudicate any claim or controversy arising hereunder, with respect to any transaction contemplated hereby. The parties hereto further agree, to the fullest extent permitted by law, that a summons or complaint commencing an action or proceeding in any of such courts shall be served properly and shall confer personal jurisdiction if served personally or by registered or certified mail to these addresses hereinabove set forth or as otherwise provided by the laws of the Commonwealth of Massachusetts.

          19.08  Further Assurances.  Datotek and AT&T agree that they will,
                 ------------------
without further consideration, from time to time hereafter, and at their own expense, execute and deliver such other documents, and take such other actions, as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby, and confirm and assure to TCC title to all the Purchased Assets being transferred hereunder. The provisions hereof shall survive the Closing.

          19.09  Counterparts.  This Agreement may be signed in any number of
                 ------------
counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          19.10  No Third Party Beneficiaries.  Nothing in this Agreement,
                 ----------------------------
express or implied, is intended to or shall (a) confer on any person other than the parties hereto and their respective successors or assigns any rights (including third-party beneficiary rights), remedies, obligations of liabilities under or by reason of this Agreement or (b) constitute the parties hereto as partners or as participants in a joint venture. This Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement.

     20.  Post Closing Access to the Datotek Location.
          -------------------------------------------

          20.01  Post Closing Access.  For a period of up to ninety (90) days
                 -------------------
after the Closing Date, Datotek shall provide access to the Datotek Location to TCC's employees, invitees, agents and contractors for purposes of enabling TCC to fill certain purchase orders and remove any of the Purchased Assets located at the Datotek Location. TCC shall be provided with keys and any other things necessary for unrestricted access to the Datotek Location. Each party shall ensure that the other party's operations at the Datotek Location shall not be unreasonably interfered with.

          20.02  Consideration.  For and in consideration of the post-closing
                 -------------
access provided for in Section 20.01, TCC shall pay Datotek the monthly amount of $30,000. TCC shall pay Datotek such monthly amount on the first day of each month in advance without notice, deduction or rights of set off, provided, however, that the first monthly payment shall be made as a credit for the benefit of Datotek as part of the monetary adjustments on the Closing Date. In the event TCC completely ceases access to the Datotek Location prior to the expiration of an entire month, the monthly payment amount for such partially accessed month shall be prorated for the actual number of days of access. TCC shall also reimburse Datotek for all long distance charges associated with telephone calls by TCC's employees, invitees, agents and contractors.

          20.03  Indemnification.  During any period of access pursuant to
                 ---------------
Section 20.01, each party shall indemnify, defend and hold harmless the other party from and against any and all loss, cost, claim, damage, liability and expense (including, without limitation, reasonable attorneys fees) arising out of or in any way connected with such party's activities at the Datotek Location.

          20.04  Insurance.  During any period of access pursuant to Section
                 ---------
20.01, TCC shall maintain, at its expense, comprehensive general liability insurance covering injuries occurring on the Datotek Location, which shall provide for a combined coverage for bodily injury and property damage in an amount not less than One Million Dollars ($1,000,000.00). TCC shall name Datotek and AT&T as additional insureds on such insurance policy(ies).

          20.05  Repair or Damage.  TCC shall, at its own expense, promptly
                 ----------------
repair any damage caused to the Datotek Location in connection with (a) its access pursuant to Section 20.01 and (b) the performance of any removal of the Purchased Assets. AT&T or Datotek shall, at its own expense, promptly repair any damage caused to the Purchased Assets by their agents, employees, invitees and contractors.

          20.06  No Landlord/Tenant Relationship.  Nothing contained in this
                 -------------------------------
Article 20 shall be deemed to create a landlord/tenant relationship among Datotek, AT&T and TCC.

     IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed under seal as of the day and year first above written.


DATOTEK:                               DATOTEK, INC.


                                       By:_______________________________
                                          Name:
                                          Title:


AT&T                                   AT&T CORP.


                                       By:_______________________________
                                          Name:
                                          Title:


TCC:                                   TECHNICAL COMMUNICATIONS CORPORATION


                                       By:_______________________________
                                          Name:
                                          Title: